UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2025

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

250 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 263-2900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	HOLX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2025, Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), together with certain of its subsidiaries, refinanced its term loan and revolving credit facility by entering into Refinancing Amendment No. 4 and Amendment to Pledge and Security Agreement (the “Refinancing Amendment”) to its Amended and Restated Credit and Guaranty Agreement, dated as of October 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time prior to the Refinancing Amendment, the “Prior Credit Agreement,” and the Prior Credit Agreement, as amended by the Refinancing Amendment, the “Amended Credit Agreement”), among Hologic, certain of its subsidiaries party thereto, the lenders and issuing banks party thereto, and Bank of America, N.A., as administrative agent and as collateral agent. The Amended Credit Agreement provides for, among other things (i) a $1.169 billion secured term loan (the “Term Loan”) and a $1.250 billion secured revolving credit facility (the “Revolver” and, together with the Term Loan, the “Amended Credit Facilities”), (ii) a maturity date of July 15, 2030 (the “Stated Maturity Date”) for the Term Loan and borrowings under the Revolver, representing an extension of the maturity date from the September 25, 2026 maturity date under the Prior Credit Agreement, and (iii) additional flexibility for the Company and its subsidiaries under certain covenants as compared to the corresponding covenants in the Prior Credit Agreement. All defined terms used in this Current Report on Form 8-K that are not otherwise defined herein have the meanings ascribed to such terms in the Amended Credit Agreement.

Hologic, Hologic GGO 4 Ltd, a company incorporated in England and Wales (“Hologic U.K.”), and Hologic UK Finance LTD, a company incorporated in England and Wales, remain as the borrowers (the “Borrowers”) under the Amended Credit Agreement, and the Borrowers’ obligations under the Amended Credit Agreement remain guaranteed by certain domestic subsidiaries of the Company (the “Subsidiary Guarantors”). The Hologic subsidiaries that are or become “Borrowers” under the Amended Credit Agreement are referred to as “Designated Borrowers.”

The obligations of the Borrowers are secured by first-priority liens on, and a first-priority security interest in (in each case, subject to certain liens permitted under the Amended Credit Agreement), substantially all of the U.S. assets of Hologic and the Subsidiary Guarantors, including, with certain exceptions, all of the capital stock of substantially all of the domestic subsidiaries owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of certain of the Company’s first-tier foreign subsidiaries, under the terms of a pledge and security agreement with Bank of America, N.A., in its capacity as collateral agent, and other related agreements. These liens are subject to release during the term of the Amended Credit Facilities if the Company is able to achieve and maintain specified corporate or corporate family ratings and other conditions are met.

Under the Revolver, the Borrowers may borrow up to $1.250 billion, subject to the following sublimits:

•	a sublimit, applicable to borrowings by Hologic U.K., equal to the lesser of (x) $250 million and (y) the aggregate revolving commitments;

•

a sublimit, applicable to borrowings by certain subsidiaries of Hologic designated as Borrowers, equal to the lesser of (x) $250 million and (y) the aggregate revolving commitments (the “Designated Borrower Sublimit”);

•	a letter of credit sublimit equal to the lesser of (x) $200 million and (y) the aggregate revolving commitments (the “LC Sublimit”); and

•	a swing line sublimit equal to the lesser of (x) $100 million and (y) the aggregate USD revolving commitments.

All of the net proceeds of the Term Loan were used to repay the amounts outstanding under the term loan under the Prior Credit Agreement (the “Refinancing”). At the time of the Refinancing Amendment, there were no amounts outstanding under the Prior Credit Agreement’s revolving credit facility.

Borrowings under the Revolver may be made in certain alternative currencies pursuant to the terms of the Amended Credit Agreement. The Company has the ability, subject to the terms of the Amended Credit Agreement, to designate any additional wholly owned foreign subsidiary of Hologic as a Designated Borrower to receive loans under the Designated Borrower Sublimit. The obligations of any Designated Borrower under the Designated Borrower Sublimit are guaranteed by Hologic and the Subsidiary Guarantors.

Borrowings under the Amended Credit Facilities, other than Swing Line Loans, bear interest, at the Company’s option, at the Base Rate, at the Alternative Currency Daily Rate, at the Alternative Currency Term Rate, or as Term SOFR Loans, in each case plus the Applicable Rate.

The Applicable Rate with respect to the Base Rate, the Alternative Currency Daily Rate and the Alternative Currency Term Rate and for Daily SOFR Loans and Term SOFR Loans is subject to specified changes depending on the Total Net Leverage Ratio. The Term Loan borrowings initially bear interest at an annual rate equal to Term SOFR plus the SOFR Adjustment for a one month interest period plus an Applicable Rate equal to 1.00%. Beginning on September 25, 2026, the SOFR Adjustment will be 0.00%, and 0.10% will be added to the Applicable Rate on and following September 25, 2026.

The Company is required to pay a quarterly commitment fee calculated on a daily basis as a specified per annum rate applicable as of such day multiplied by the undrawn committed amount available as of such day under the Revolver (taking into account any outstanding amounts under the LC Sublimit). The specified per annum rate in respect of the commitment fee is initially 0.15% per annum and, after September 27, 2025, is subject to adjustment to a maximum of 0.20% per annum based on the Total Net Leverage Ratio.

The Borrowers are also permitted to elect to establish additional incremental loans not to exceed the sum of (i) $1.5 billion and (ii) the maximum amount that would not cause the Net Senior Secured Leverage Ratio to exceed 4.00 to 1.00, with certain exceptions for the incurrence of such incremental facilities by the Company’s foreign subsidiaries.

The Company is required to make scheduled principal payments under the Term Loan in increasing amounts ranging from $2,922,500 per three-month period commencing with the three-month period ending on September 25, 2026, to $14,612,500 per three-month period commencing with the three-month period ending on September 28, 2029. The remaining balance of the Term Loan is due on the Stated Maturity Date. Any amounts outstanding under the Revolver are due on the Stated Maturity Date.

In addition, subject to the terms and conditions set forth in the Amended Credit Agreement, the Company is required to make certain mandatory prepayments from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) (“Mandatory Prepayments”). Certain of the Mandatory Prepayments are subject to reduction or elimination if certain financial covenants are met. Mandatory Prepayments, if any, are required to be applied by the Company first, to the Term Loan, second, to any outstanding amount under any Swing Line Loans, third, to the Revolver, fourth, to prepay any outstanding reimbursement obligations with respect to Letters of Credit, and fifth, to cash collateralize any Letters of Credit. Subject to certain limitations, the Company may voluntarily prepay any of the Amended Credit Facilities without premium or penalty.

The Amended Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Borrowers and the Subsidiary Guarantors, subject to negotiated exceptions, to incur additional indebtedness and grant additional liens on their assets, engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. In addition, the Amended Credit Agreement requires the Borrowers to maintain certain financial ratios. Certain of these covenants were modified under the Amended Credit Agreement to provide the Company with additional financial flexibility. The Amended Credit Agreement also contains customary representations and warranties and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults and a change of control of the Company.

If an event of default under the Amended Credit Agreement occurs and is not cured within any applicable grace period or is not waived, the administrative agent under the Amended Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the Amended Credit Facilities. If the indebtedness under the Amended Credit Agreement were accelerated, the Borrowers and the Subsidiary Guarantors may not have sufficient funds to pay such indebtedness. In that event, the lenders under the Amended Credit Agreement would be entitled to enforce their security interests in the collateral securing such indebtedness, which collateral includes substantially all of the assets of the Company and the Subsidiary Guarantors.

The above description of the Refinancing Amendment, including the Amended Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the copy of the Refinancing Amendment that is attached to this report as Exhibit 10.1 and incorporated herein by reference.

In the ordinary course of business, certain of the lenders under the Amended Credit Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company for which they have received compensation and may receive customary compensation in the future.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Refinancing Amendment No. 4 and Amendment to Pledge and Security Agreement, dated as of July 15, 2025, among Hologic, Inc., the subsidiaries of Hologic, Inc. party thereto, the lenders and issuing banks party thereto, and Bank of America, N.A., as administrative agent and as collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2025		HOLOGIC, INC.

	By:	/s/ Karleen M. Oberton
Karleen M. Oberton
Chief Financial Officer